    As filed with the Securities and Exchange Commission on April 5, 2002.

                                    This Registration Statement also constitutes
         Post-Effective Amendment No. 1 to Registration Statement No. 333-51885.

                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

UNISYS CORPORATION                            Delaware               38-0387840
UNISYS CAPITAL TRUST I                        Delaware               04-3626139
UNISYS CAPITAL TRUST II                       Delaware               04-3626145
(Exact Name of Registrant as         (State of Incorporation)        (I.R.S. Employer Identification No.)
Specified in Its Charter)

                                   Unisys Way
                          Blue Bell, Pennsylvania 19424
                                 (215) 986-4011
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              Nancy Straus Sundheim
              Senior Vice President, General Counsel and Secretary
                               Unisys Corporation
                                  Unisys Way
                          Blue Bell, Pennsylvania 19424
                                 (215) 986-4008
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                    Copy to:
                              Rise B. Norman, Esq.
                           Simpson Thacher & Bartlett
                              425 Lexington Avenue
                            New York, New York 10017

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
================================================================================

                         CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM
                                                                         AGGREGATE          PROPOSED MAXIMUM      AMOUNT OF
            TITLE OF EACH CLASS OF                  AMOUNT TO BE       OFFERING PRICE      AGGREGATE OFFERING    REGISTRATION
         SECURITIES TO BE REGISTERED               REGISTERED (1)   PER SECURITY (1) (2)   PRICE (1) (3) (4)         FEE
---------------------------------------------     ----------------  --------------------   ------------------    -------------
Debt Securities of Unisys Corporation (5)

Common Stock, par value $.01 per share, of Unisys Corporation (6) (7)

Preferred Stock, par value $1.00 per share, of Unisys Corporation (8)

Warrants of Unisys Corporation (9)

Stock Purchase Contracts of Unisys
   Corporation (10)

Stock Purchase Units (11)

Guarantees of Unisys Corporation of the Trust
   Preferred Securities of the Trusts (12)

Trust Preferred Securities of Unisys Capital
   Trust I (13)

Trust Preferred Securities of Unisys Capital
   Trust II (13)

             Total..........................       $1,350,000,000                             $1,350,000,000         $124,200

-----------------

(1) Pursuant to General Instruction II.D of Form S-3, the amount to be registered, proposed maximum offering price per security and proposed maximum aggregate offering price have been omitted for each class of securities registered hereunder.

(2) The proposed maximum aggregate offering price per security will be determined from time to time by the relevant registrant in connection with the issuance by that registrant of the securities registered hereunder.

(3) The proposed maximum aggregate offering price has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933 and reflects the maximum offering price of securities issued, rather than the principal amount of securities that may be issued at a discount and shall not exceed $1,350,000,000 or the equivalent thereof, based on the exchange rate on the applicable offering date, in one or more currencies or currency units identified by the applicable registrant at the time of offering.

(4)   Excluding accrued interest, distributions and dividends, if any.

(5) An indeterminate number of debt securities of Unisys Corporation are covered by this registration statement. Debt securities may be issued (a) separately, (b) as part of stock purchase units that are registered hereby or (c) upon exercise of warrants to purchase debt securities that are registered hereby.

(6) An indeterminate number of shares of common stock of Unisys Corporation are covered by this registration statement. Common stock may be issued (a) separately, (b) upon the conversion of either the debt securities or the shares of preferred stock of Unisys Corporation, each of which is registered hereby, (c) upon settlement of stock purchase contracts of Unisys Corporation or stock purchase units, each of which is registered hereby or (d) upon exercise of warrants to purchase common stock that are registered hereby. Shares of common stock issued upon conversion of debt securities or preferred stock will be issued without the payment of additional consideration.

(7) Includes an indeterminate number of rights to purchase Junior Participating Preferred Stock of Unisys Corporation (the "Rights"). The Rights trade with the common stock of Unisys Corporation and prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from shares of common stock of Unisys Corporation. The value, if any, attributable to the Rights is reflected in the market price of the common stock.

(8) An indeterminate number of shares of preferred stock of Unisys Corporation are covered by this registration statement. Preferred stock may be issued
      (a) separately, (b) as part of stock purchase units that are registered hereby or (c) upon exercise of warrants to purchase preferred stock that are registered hereby.

(9) An indeterminate number of warrants, representing rights to purchase debt securities, common stock or preferred stock of Unisys Corporation, each of which is registered hereby, are covered by this registration statement.

(10) An indeterminate number of stock purchase contracts of Unisys Corporation are covered by this registration statement. Each stock purchase contract may be issued separately or as part of a stock purchase unit. A stock purchase contract obligates the holder, upon settlement, to purchase an indeterminate number of shares of common stock of Unisys Corporation or other securities. If a stock purchase contract is issued as part of a stock purchase unit, no separate consideration will be received for the stock purchase contract.

(11) An indeterminate number of stock purchase units are covered by this registration statement. Each stock purchase unit consists of (a) a stock purchase contract, under which the holder, upon settlement, will purchase an indeterminate number of shares of common stock of Unisys Corporation or other securities and (b) a debt security of Unisys Corporation, a share of preferred stock of Unisys Corporation, a trust preferred security of a Trust (as defined below) or a debt obligation of a third party, including a U.S. Treasury security.

(12) Includes all obligations of Unisys Corporation with respect to the Trusts and the trust preferred securities registered hereunder, and the rights of the holders of the trust preferred securities with respect thereto. No separate consideration will be received for any Guarantee or any other such obligations.

(13) An indeterminate number of trust preferred securities of Unisys Capital Trust I and Unisys Capital Trust II (each, a "Trust") are covered by this registration statement. Trust preferred securities may be issued separately or as part of stock purchase units that are registered hereby.

                                  ------------

      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                                  ------------

      PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT IS A COMBINED PROSPECTUS AND RELATES TO SECURITIES REGISTERED UNDER THIS REGISTRATION STATEMENT AS WELL AS $150,000,000 OF SECURITIES PREVIOUSLY REGISTERED AND REMAINING UNSOLD UNDER THE REGISTRATION STATEMENT OF UNISYS CORPORATION ON FORM S-3 (NO. 333-51885). THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 TO SUCH REGISTRATION STATEMENT ON FORM S-3 (NO. 333-51885), WHICH AMENDMENT SHALL BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT. IF SECURITIES PREVIOUSLY REGISTERED UNDER THAT PREVIOUS REGISTRATION STATEMENT ARE OFFERED AND SOLD BEFORE THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF PREVIOUSLY REGISTERED SECURITIES SO SOLD WILL NOT BE INCLUDED IN THE PROSPECTUS HEREUNDER.

                                  ------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED APRIL 5, 2002

                                   PROSPECTUS

                                 $1,500,000,000

                               UNISYS CORPORATION
                                 Debt Securities
                                  Common Stock
                                 Preferred Stock
                                    Warrants
                            Stock Purchase Contracts
                              Stock Purchase Units
                                   Guarantees

                             UNISYS CAPITAL TRUST I
                             UNISYS CAPITAL TRUST II
                           Trust Preferred Securities
                                  Guaranteed by
                               Unisys Corporation

                                  ------------

      We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the related supplement carefully before you invest.

      Our common stock is listed on the New York Stock Exchange under the symbol "UIS."

      BEFORE YOU INVEST, YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 1.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

                               Unisys Corporation
                                   Unisys Way

                               Blue Bell, PA 19424

                                 (215) 986-4011

                    This prospectus is dated _________, 2002.

                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS .....................................................    1

RISK FACTORS ..............................................................    1

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS ................................    5

ABOUT UNISYS ..............................................................    5

ABOUT THE TRUSTS ..........................................................    6

USE OF PROCEEDS ...........................................................    6

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS ...............................    6

DESCRIPTION OF DEBT SECURITIES ............................................    7

DESCRIPTION OF CAPITAL STOCK ..............................................   15

DESCRIPTION OF WARRANTS ...................................................   19

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS ..........   20

DESCRIPTION OF TRUST PREFERRED SECURITIES .................................   21

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES ......................   22

EFFECT OF OBLIGATIONS UNDER THE
SUBORDINATED DEBT SECURITIES AND THE GUARANTEES ...........................   25

PLAN OF DISTRIBUTION ......................................................   26

LEGAL MATTERS .............................................................   28

EXPERTS ...................................................................   28

WHERE YOU CAN FIND MORE INFORMATION .......................................   28

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

      You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction where an offer or solicitation is not permitted. The information in this prospectus is accurate only as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date. You should read both this prospectus and any prospectus supplement together with the additional information we incorporate by reference under the heading "Where You Can Find More Information".

                                  RISK FACTORS

         In addition to the other information contained and incorporated in this prospectus, you should consider carefully the following factors before deciding to purchase any of the securities.

OUR BUSINESS IS AFFECTED BY CHANGES IN GENERAL ECONOMIC AND BUSINESS CONDITIONS.

         Our business is affected by changes in general economic and business conditions. It also could be affected by acts of war, terrorism or natural disasters. During 2001, we faced a very challenging economic environment, compounded by the terrorist attacks of September 11. In this environment, many organizations delayed planned purchases of information technology products and services. For us, this was particularly the case in several key markets that we serve: airlines and travel, financial services and communications, with the impact most pronounced for us in high-end enterprise servers and in systems integration and consulting projects. If the level of demand for our products and services does not increase or if it declines in the future, our business could be adversely affected.

WE FACE AGGRESSIVE COMPETITION IN THE INFORMATION SERVICES AND TECHNOLOGY MARKETPLACE.

         The information services and technology markets in which we operate include a large number of companies vying for customers and market share both domestically and internationally. Our competitors include:

         -        computer hardware manufacturers;

         -        software providers;

         -        systems integrators;

         -        consulting and other professional services firms;

         -        outsourcing providers; and

         -        network services providers.

         Some of our competitors may develop competing products and services that offer better price-performance or that reach the market in advance of our offerings. Some of our competitors also have or may develop greater financial and other resources than we have, with enhanced ability to compete for market share generally, in some instances through significant economic incentives to secure contracts. Some may also be better able to compete for skilled professionals. Any of this could have an adverse effect on our business. Our future results will depend on our ability to mitigate the effects of aggressive competition on our revenues, pricing and margins and on our ability to attract and retain talented people.

WE FACE VOLATILITY AND RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY.

         We operate in a highly volatile industry characterized by rapid technological change, evolving technology standards, short product life cycles and continually changing customer demand patterns. Our success will depend, in part, on our ability to anticipate and respond to these market trends and to design, develop, introduce, deliver or obtain new and innovative products and services on a timely and cost-effective basis. We may not be successful in anticipating or responding to changes in technology, industry standards or customer preferences, and the market may not demand or accept our services and product offerings. In addition, products and services developed by our competitors may make our offerings less competitive.

OUR FUTURE RESULTS WILL DEPEND ON OUR ABILITY TO GROW PROFITABLY IN OUR SERVICES BUSINESS.

         In particular, we will need to:

         - Accelerate growth in outsourcing and managed services - Our outsourcing contracts are multi-year engagements under which we take over management of a client's technology operations, business processes or networks. We will need to maintain a strong financial position in order to grow our outsourcing business. In a number of these arrangements, we hire certain of our clients' employees and may become responsible for the related employee obligations, such as pension and severance commitments. In addition, system development activity on outsourcing contracts may require us to make significant up-front investments. As long-term relationships, these outsourcing contracts provide us a base of recurring revenue. However, in the early phases of these contracts, gross margins may be lower than in later years when the work force and facilities have been rationalized for efficient operations and an integrated systems solution has been implemented.

         -        Drive profitable growth in systems integration and consulting
                  - Our systems integration and consulting business has been adversely affected by the recent economic slowdown. In this economic environment, customers have been delaying systems integration projects. Our ability to grow profitably in this business will depend in part on an improvement in economic conditions and a pick-up in demand for systems integration projects. It will also depend on the success of the actions we have taken to enhance the skills base and management team in this business and to refocus the business on integrating best-of-breed, standards-based solutions to solve client needs. In addition, profit margins in this business are largely a function of the rates we are able to charge for our services and the chargeability of our professionals. If we are not able to maintain the rates we charge or appropriate chargeability for our professionals, our profit margins will suffer. The rates we are able to charge for our services are affected by a number of factors, including: our clients' perception of our ability to add value through our services; introduction of new services or products by us or our competitors; pricing policies of our competitors; and general economic conditions. Chargeability is also affected by a number of factors, including: our ability to transition employees from completed projects to new engagements; and our ability to forecast demand for our services and thereby maintain an appropriate head count.

OUR FUTURE RESULTS WILL DEPEND ON MARKET ACCEPTANCE OF OUR HIGH-END ENTERPRISE SERVERS.

         In our technology business, we are focusing our resources on high-end enterprise servers based on our Cellular MultiProcessing (CMP) architecture. Our CMP servers are designed to provide mainframe-class capabilities with compelling price-performance by making use of standards-based technologies such as Intel chips and Microsoft operating system software. In recent months we have transitioned both our legacy ClearPath servers and our Intel-based ES7000s to the CMP platform, creating a common platform for all the company's high-end server lines. Our future results will depend, in part, on customer acceptance of our new CMP-based ClearPath Plus systems and our ability to maintain our installed base for ClearPath, which continues to provide the majority of operating profit in the company's technology business. In addition, our future results will depend, in part, on our ability to generate new customers and accelerate sales of the lower-margin Intel-based ES7000 line. The company believes there is significant growth potential in the developing market for high-end Intel-based servers running Microsoft operating system software. However, competition in this new market is likely to intensify in coming years, and our ability to succeed will depend on our ability to compete effectively against enterprise server competitors with more substantial resources and on our ability to achieve market acceptance of the ES7000 technology by clients, systems integrators, and independent software vendors.

OUR CONTRACTS MAY NOT BE AS PROFITABLE OR PROVIDE THE LEVEL OF REVENUES THAT WE EXPECT.

         A number of our long-term contracts for network services, outsourcing, help desk and similar services do not provide for minimum transaction volumes. As a result, revenue levels are not guaranteed.

In addition, some of these contracts may permit termination or may impose other penalties if we do not meet the performance levels specified in the contracts.

         Some of our systems integration contracts are fixed-price contracts under which we assume the risk for the delivery of the contracted services and products at an agreed-upon fixed price. At times we have experienced problems in performing some of these fixed-price contracts on a profitable basis and have provided periodically for adjustments to the estimated cost to complete them. Our future results will depend on our ability to perform these services contracts profitably.

         We frequently enter into contracts with governmental entities. Risks and uncertainties associated with these government contracts include the availability of appropriated funds and contractual provisions that allow governmental entities to terminate agreements at their discretion before the end of their terms.

WE MAY FACE DAMAGE TO OUR REPUTATION OR LEGAL LIABILITY IF OUR CLIENTS ARE NOT SATISFIED WITH OUR SERVICES OR PRODUCTS.

         The success of our business is dependent on strong, long-term client relationships and on our reputation for responsiveness and quality. As a result, if a client is not satisfied with our services or products, our reputation could be damaged and our business adversely affected. In addition, if we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition.

OUR FUTURE RESULTS WILL DEPEND IN PART ON THE PERFORMANCE AND CAPABILITIES OF THIRD PARTIES.

         We have commercial relationships with suppliers, channel partners and other parties that have complementary products, services or skills. Our future results will depend in part on the performance and capabilities of these third parties, on the ability of external suppliers to deliver components at reasonable prices and in a timely manner, and on the financial condition of, and our relationship with, distributors and other indirect channel partners.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

         We derive approximately 57% of our total revenue from international operations. Due to our foreign operations, we are exposed to the effects of foreign currency exchange rate fluctuations on the U.S. dollar. We use foreign exchange forward contracts and foreign exchange options to manage our exposure to market risks from changes in foreign currency exchange rates.

         In addition to fluctuations in foreign currency exchange rates, many other factors beyond our control could affect our international business. These include:

         -        changes in political or economic conditions;

         -        trade protection measures;

         -        import or export licensing requirements;

         - the burdens of complying with a variety of foreign laws and regulations;

         -        multiple and possibly overlapping and conflicting tax laws;
                  and

         - weaker intellectual property protections in some jurisdictions.

OUR SERVICES OR PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

         We cannot be sure that our services and products do not infringe on the intellectual property rights of third parties, and we may have infringement claims asserted against us or against our clients. These claims could cost us money or prevent us from offering some services or products. Historically in our contracts, we have generally agreed to indemnify our clients for any expenses or liabilities resulting from claimed infringements of the intellectual property rights of third parties. In some instances, the amount of these indemnities may be greater than the revenues we receive from the client. Any claims or litigation in this area, whether we ultimately win or lose, could be time-consuming and costly, injure our reputation or require us to enter into royalty or licensing arrangements.

WE INCURRED CHARGES IN THE FOURTH QUARTERS OF 2000 AND 2001.

         Given the weak economic environment and the rapidly changing market for information technology products and services, we took actions in the fourth quarters of each of 2000 and 2001 to reduce our cost structure and to refocus our resources on higher-growth businesses and products. As a result:

         - In the fourth quarter of 2000, we took a pre-tax charge of $127.6 million, primarily for a work-force reduction. After the charge and an extraordinary item, we reported net income of $225.0 million for the full year.

         - In the fourth quarter of 2001, we took a pre-tax charge of $276.3 million, primarily for a work-force reduction. After this charge and an extraordinary item, we reported a net loss of $67.1 million for the full year.

We could incur charges and/or experience losses in the future.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

      This prospectus contains and incorporates by reference statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can often identify forward-looking statements by the use of words such as "may," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan" and "forecast." Forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause our actual results to differ materially from the expectations suggested or implied by these forward-looking statements. You should read and interpret forward-looking statements together with the following, which describe these assumptions, risks, uncertainties, and other factors:

      - the risk factors contained in this prospectus under the caption "Risk Factors";

      - our most recent Annual Report on Form 10-K under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations";

      -     our Quarterly Reports on Form 10-Q; and

      -     our other SEC filings.

      Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

                                  ABOUT UNISYS

      We are a worldwide information services and technology company providing business solutions that help customers use information technology to seize opportunities, overcome challenges and succeed in the global economy. We have two business segments -- services and technology -- and we provide services and technology to commercial businesses and governments throughout most of the world.

      - Services Segment -- In the services segment, we provide a range of services and solutions designed to help clients apply information technology to meet their business needs. Our portfolio of solutions and services includes consulting and systems integration; outsourcing, including the management of a customer's internal information systems and management of specific business processes, such as payment processing, mortgage administration and cargo management; network services involving the management and support of customers' multi-vendor networks, desktops and servers; and security solutions to protect systems, networks, applications and data.

      - Technology Segment -- In the technology segment, we develop servers and related products that operate in high-volume, mission-critical environments. Major offerings include enterprise-class servers based on our Cellular MultiProcessing architecture, such as the ClearPath Enterprise server, which integrates proprietary and "open" platforms, and Intel-based servers with enterprise-class attributes, such as the ES7000 server; system middleware to power high-end servers; storage products; payment systems; and specialized technologies.

      The primary vertical markets we serve worldwide include financial services, communications, transportation, media, commercial and public sector, including the U.S. federal government.

      Products and services are marketed primarily through a direct sales force. In certain foreign countries, we market primarily through distributors.

      No single customer accounts for more than 10% of our consolidated revenue. Sales of commercial products to various agencies of the U.S. government represented 10% of total consolidated revenue in 2001.

      The principal executive offices of Unisys are located at Unisys Way, Blue Bell, Pennsylvania 19424. Our telephone number is (215) 986-4011.

                                ABOUT THE TRUSTS

      Each of the trusts is a Delaware business trust governed by a declaration of trust, which may be amended and restated from time to time, among the trustees of each trust and Unisys Corporation, as sponsor of the trusts. From time to time, the trusts may issue preferred securities and invest the proceeds in subordinated debt securities issued by Unisys. Each time a trust offers its trust preferred securities, it will provide the terms of those securities and related matters in a prospectus supplement.

      Unisys will directly or indirectly own all of the common securities of each of the trusts. The common securities will rank equally with, and each trust will make payments on the common securities of that trust in proportion to, the corresponding trust preferred securities, except that if an event of default occurs under the applicable declaration of trust, our rights as holder of the common securities to payments will be subordinated to your rights as holder of the applicable preferred securities. We will, directly or indirectly, hold common securities in an aggregate liquidation amount equal to 3% of the total capital of each of the trusts, or such other amount stated in the applicable prospectus supplement.

      Each trust will initially have four trustees. Three of them, referred to as regular or administrative trustees, are officers or employees of Unisys. The fourth, referred to as the Delaware trustee, is HSBC Bank & Trust Company (Delaware), National Association, which has its principal place of business in the State of Delaware. Prior to the issuance of any trust preferred securities, we will appoint an additional trustee, referred to as the property trustee or the institutional trustee, to act as property trustee for purposes of the Trust Indenture Act of 1939. The property trustee will be HSBC Bank USA or another financial institution that is not an affiliate of Unisys. Unisys, as holder of the common securities, is entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of each of the trusts.

      The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of that trust, as it may be amended and restated from time to time, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

      We will pay all of the trusts' fees and expenses, including those relating to any offering of preferred securities. In addition, we guarantee payments on the preferred securities to the extent the trusts can themselves make payments on the preferred securities.

      The office of the Delaware trustee for each trust is 1201 Market Street, Suite 1001, Wilmington, Delaware 19801. Each trust's principal place of business is 15 Atlantic Avenue, Ocean View, Delaware 19970.

                                 USE OF PROCEEDS

      Unless we indicate otherwise in a prospectus supplement, we plan to use the net proceeds from the sale of the securities for general corporate purposes, to reduce or refinance indebtedness and to make acquisitions or engage in other business opportunities. Any proceeds of securities issued by either of the trusts would be used to purchase subordinated debt securities from us.

                RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of our last five fiscal years appear below. We computed the ratio of earnings to fixed charges by dividing earnings by fixed charges. We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and preferred dividend requirements. Earnings consist of income (loss) from continuing operations before income taxes, minus undistributed earnings of associated companies, plus amortization of capitalized interest and fixed charges, less interest capitalized during the period. Fixed charges consist of interest expense on all indebtedness, interest capitalized during the period, amortization of debt issuance expense and the portion of rental expense representative of interest. We had no outstanding preferred stock and paid no preferred stock dividends after 1999.

RATIO OF EARNINGS TO FIXED CHARGES

                                  YEAR ENDED DECEMBER 31
               -----------------------------------------------------------------
               1997               1998          1999         2000           2001
               ----               ----          ----         ----           ----
                 *                3.63          5.27         3.56             *

----------

      * Earnings for the years ended December 31, 1997 and 2001 were inadequate to cover fixed charges by approximately $742.2 million and $61.5 million, respectively.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                  YEAR ENDED DECEMBER 31
               -----------------------------------------------------------------
               1997               1998          1999         2000           2001
               ----               ----          ----         ----           ----
                 *                2.53          4.25         3.56             *

----------

      * Earnings for the years ended December 31, 1997 and 2001 were inadequate to cover combined fixed charges and preferred stock dividends by approximately $742.2 million and $61.5 million, respectively.

                         DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of our debt securities. You should refer to the applicable indenture and the applicable prospectus supplement for more specific information and the specific terms of a particular offering.

GENERAL

      Our debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The subordinated debt securities will rank junior to all of our existing and future senior indebtedness in right of payment.

      The senior debt securities will be issued under a senior indenture between us and HSBC Bank USA or another trustee chosen by us, and the subordinated debt securities will be issued under a subordinated indenture between us and HSBC Bank USA or another trustee chosen by us, in each case, as may be supplemented by a supplemental indenture relating to the specific terms of the debt securities offered. We have filed forms of both indentures as exhibits to the registration statement of which this prospectus is a part.

      The indentures will not limit the amount of debt securities that we may issue and will permit us to issue securities from time to time in one or more series. We may issue our debt securities separately, upon conversion of or in exchange for our preferred stock or other debt securities or as part of a stock purchase unit. The debt securities will be our direct unsecured general obligations. They may bear interest at a fixed or floating rate or they may not bear interest. We may issue debt securities at, above or below their stated principal amount, as described more fully in the applicable prospectus supplement.

      The applicable prospectus supplement will describe the following terms of any series of debt securities that we may offer:

      -     the title of the debt securities;

      -     whether they are senior or subordinated;

      - the total amount of the debt securities authorized and the amount outstanding, if any;

      - any limit on the aggregate principal amount of the debt securities offered by that prospectus supplement;

      -     when the principal of the debt securities will mature;

      - the interest rate, if any, or the method for determining it, including any procedures to determine, vary or reset the interest rate;

      - when interest, if any, will be payable, as well as the record dates for determining to whom we will pay interest;

      - where the principal of, and premium and interest if any on, the debt securities will be paid;

      -     redemption, call, repurchase or sinking fund provisions, if any;

      - whether the debt securities will be issued in global or certificated form and, in the case of global securities, the name of the depositary, if any;

      - if we are going to make payments to the holder in a foreign currency or currencies, the currency or currencies and manner of conversion from U.S. dollars;

      - any index we may use to determine the amount of payment of principal of, and premium and interest if any on, the debt securities;

      - whether the debt securities are convertible into or exchangeable for any other securities and the terms and conditions upon which a conversion or exchange may occur;

      - any additions or changes to events of default or covenants provided in the applicable indenture;

      - any other terms of the debt securities that vary from the terms in the applicable indenture;

      -     any material U.S. federal income tax considerations; and

      - any other information we think is important with respect to the terms and other provisions of the securities.

DENOMINATIONS, REGISTRATION AND TRANSFER

      We will issue debt securities as registered securities (without coupons) either in certificated form or in the form of one or more global securities. We will issue book-entry debt securities as registered global securities. Each global security will be issued in the denomination of the aggregate principal amount of the securities that it represents. Unless otherwise stated in the applicable prospectus, we will issue the debt securities in denominations of $1,000 or integral multiples thereof.

      A holder may exchange certificated debt securities for other debt securities of the same series in a like aggregate principal amount but in different authorized denominations. Whenever any such debt securities are surrendered for exchange, we will execute, and the trustee will authenticate and deliver, the debt securities that the holder making the exchange is entitled to receive.

      A holder may present debt securities in certificated form for registration of transfer (with the form of transfer printed on the security duly executed) at the office of the security registrar that we designate for such purpose. Unless we state otherwise in the applicable prospectus supplement, the security registrar will be the trustee we appointed under the indenture for the applicable debt securities. There will be no service charge to register the transfer, but the holder is responsible for paying any taxes and other governmental charges. Any transfer or exchange is subject to the security registrar being satisfied with the documents of title and identity of the person making the request.

      For a discussion of restrictions on the exchange, registration and transfer of global securities, see the section below entitled "-- Global Securities".

PAYMENT AND PAYING AGENTS

      Unless otherwise indicated in an applicable prospectus supplement, we will pay the principal of, and premium and interest if any on, debt securities to a paying agent, whom we will designate from time to time. However, at our option we may pay any interest (1) by check mailed to you at your address appearing in the security register or (2) by wire transfer to an account maintained by you. Unless otherwise stated in the applicable prospectus supplement, we will pay interest to you on the applicable payment date if the debt security is registered in your name at the close of business on the regular record date for that interest payment.

      Unless otherwise indicated in an applicable prospectus supplement, the trustee under the applicable indenture will act as our sole paying agent through its principal office. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for each series. If, after two years, moneys that we paid to a paying agent remain unclaimed, the paying agent will remit the moneys to us, together with any interest, and you may look only to us for payment (or to the applicable state if we are required to escheat the moneys).

GLOBAL SECURITIES

      We will deposit any global securities with a depositary or its nominee identified in the applicable prospectus supplement. While the applicable prospectus supplement will describe the specific terms of the depositary arrangement, we expect the following general provisions to apply to our depositary arrangements:

      Global securities will be registered in the name of the depositary or its nominee. Upon the issuance of a global security, the depositary or nominee will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or nominee. If we are offering and selling the debt securities directly, we will designate the accounts to be credited; otherwise, our underwriter or agent will do so. Ownership of beneficial interests in a global security will be limited to participating institutions or their clients. The depositary or its nominee will keep records of the ownership and transfer of beneficial interests in a global security by participating institutions. Participating institutions will keep records of the ownership and transfer of beneficial interests by their clients. The laws of some jurisdictions may require that purchasers of securities receive them in certificated form. This may limit the ability to transfer beneficial interests in a global security.

      So long as the depositary or its nominee is the registered owner of a global security, it will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in the global securities will not be entitled to have debt securities represented by the global security registered in their names, will not receive or be entitled to receive debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, if a holder owns a beneficial interest in a global security, the holder must rely on the depositary and, if applicable, the participating institution of which that holder is a client to exercise the rights of that holder under the applicable indenture.

      The depositary may grant proxies and otherwise authorize participating institutions to take any action that a holder is entitled to take under the indentures. We understand that, according to existing industry practices, if we request any action of holders, or any owner of a beneficial interest in a global security wishes to give any notice or take any action, the depositary would authorize the participating institutions to give the notice or take the action, and the participating institutions would in turn authorize their clients to give the notice or take the action.

      Generally, we will make payments on debt securities represented by a global security directly to the depositary or its nominee. It is our understanding that the depositary will then credit the accounts of participating institutions, which will then distribute funds to their clients. We also expect that payments by participating institutions to their clients will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of clients registered in "street names," and will be the responsibility of the participating institutions. Neither we nor the trustees, nor our respective agents, will have any responsibility, or bear any liability, for any aspects of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing records relating to beneficial interests.

      Generally, a global security may be exchanged for certificated debt securities only in the following instances:

      - the depositary notifies us that it is unwilling or unable to continue as depositary, or it ceases to be a registered clearing agency, if required to be registered by law, and thereafter a successor is not appointed within 90 days; or

      - we determine in our sole discretion that we will no longer have debt securities represented by global securities or that we will permit global securities to be exchanged for certificated debt securities.

CERTAIN COVENANTS APPLICABLE TO SENIOR DEBT SECURITIES

      Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will have the benefit of the following covenants contained in the senior indenture, and subordinated debt securities will not have the benefit of these covenants:

Limitation Upon Mortgages and Liens

      Neither Unisys nor a Subsidiary will create or assume, except in favor of Unisys or a Wholly-Owned Subsidiary, any mortgage, pledge, lien or encumbrance upon any Real Property or any stock or indebtedness of any Subsidiary without equally and ratably securing the outstanding senior debt securities. This limitation will not apply to permitted encumbrances specified in the senior indenture, including:

      - mortgages, pledges, liens and encumbrances existing on the execution date of the senior indenture;

      -     purchase money mortgages entered into within specified time limits;

      -     liens existing on acquired property;

      - tax, materialmen's, mechanics' and judgment liens, liens arising by operation of law and other similar liens;

      -     liens in connection with government contracts;

      - mortgages, pledges, liens or encumbrances in favor of any state or local government or governmental agency in connection with tax-exempt financings;

      -     pledges of customers' accounts or paper; and

      - mortgages, pledges, liens and encumbrances not otherwise permitted if the sum of the indebtedness thereby secured plus the Attributable Debt in respect of certain sale and leaseback transactions does not exceed the greater of $250,000,000 or 5% of Consolidated Stockholders' Equity.

Limitation Upon Sale and Leaseback Transactions

      Unisys and any Subsidiary will be prohibited from selling any Real Property with the intention of taking back a lease thereof (other than a temporary lease of not more than 36 months), unless:

      - the sum of the Attributable Debt with respect to property involved in sale and leaseback transactions not otherwise permitted plus all indebtedness secured by certain mortgages, pledges, liens and encumbrances does not exceed the greater of $250,000,000 or 5% of Consolidated Stockholders' Equity; or

      - the greater of the net proceeds of the sale or the fair market value of the Real Property (which may be conclusively determined by our board of directors) are applied within 120 days to the optional retirement of outstanding senior debt securities or to the optional retirement of other Funded Debt (as defined in the senior indenture) ranking on a parity with the senior debt securities.

Certain Definitions

      The capitalized terms used in the summary of the covenants above have the following definitions:

      "Attributable Debt" means, as to any sale and leaseback transaction, at any date as of which the amount thereof is to be determined, the total amount determined by multiplying (1) the aggregate sale price of the Real Property by (2) a fraction, the numerator of which is the number of months in the unexpired term of the lease of the Real Property and the denominator of which is the number of months in the full term of such lease (in each case excluding any renewal term unless the renewal is at the option of the lessor).

      "Consolidated Stockholders' Equity" means the total stockholders' equity of Unisys and its consolidated subsidiaries which, under generally accepted accounting principles in the United States, would appear on a consolidated balance sheet of Unisys and its subsidiaries, excluding direct equity adjustments effected pursuant to certain generally accepted accounting principles.

      "Real Property" means any real property, and any building, structure or other facility thereon, located in the United States that Unisys or any Subsidiary owns and that has a gross book value (without deduction of any depreciation reserves) on the date as of which the determination is being made in excess of 1% of Consolidated Stockholders' Equity. The definition excludes any such real property and any building, structure or other facility or portion thereof thereon, that in the opinion of our board of directors, is not of material importance to the business conducted by Unisys and its Subsidiaries, taken as a whole.

      "Subsidiary" means any corporation of which at least a majority of the outstanding voting stock is owned by Unisys or by other Subsidiaries, but will not include any such corporation (an "Affiliated Corporation") which:

            - does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets in the United States;

            - is principally engaged in financing sales or leases of merchandise, equipment or services by Unisys, a Subsidiary or another Affiliated Corporation;

            -     is principally engaged in holding or dealing in real estate;
                  or

            - is principally engaged in the holding of stock in, and/or the financing of operations of, Affiliated Corporations.

      "Wholly-Owned Subsidiary" means a Subsidiary of which all of the outstanding voting stock (other than directors' qualifying shares) is at the time, directly or indirectly, owned by Unisys and/or by one or more Wholly-Owned Subsidiaries.

CONSOLIDATION, MERGER, SALE OR LEASE OF ASSETS

      Each indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into, or transfer or lease our assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that:

      - the successor corporation assumes our obligations under the indenture and the debt securities issued thereunder;

      - after giving effect to the transaction, no event of default and no event which, after notice or lapse of time, would become an event of default shall have occurred and be continuing; and

      - any other conditions that may be specified with respect to a particular series of debt securities are met.

EVENTS OF DEFAULT

      Except as may be provided in a prospectus supplement, any of the following events will constitute an event of default for a series of debt securities under an indenture:

      - failure to pay principal of or any premium on any debt security of that series when due;

      - failure to pay any interest on any debt security of that series when due, continued for 30 days;

      - failure to deposit any sinking fund payment in respect of any debt security of that series when due;

      - failure to perform any other covenant of Unisys in the applicable indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice as provided in the indenture;

      -     certain events of bankruptcy, insolvency or reorganization; and

      - any other event of default provided with respect to debt securities of that series.

      If there is an event of default with respect to a series of our debt securities, which continues for the requisite amount of time, either the trustee or holders of at least 25% in aggregate principal amount of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. If we issued the securities with original issue discount, less than the stated principal amount may become payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of outstanding debt securities of that series may, under certain circumstances, rescind and annul the acceleration.

      Each of the indentures provides that, subject to the trustee's duty to act with the required standard of care during a default, the applicable trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered reasonable indemnity to the applicable trustee. Subject to these provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

      We are required to furnish the trustees annually with a statement as to our compliance with our obligations under the indentures and as to any defaults.

MODIFICATION AND WAIVER

      We and the trustees may enter into supplemental indentures without the consent of any holders of the debt securities for the purposes, among other things, of expanding our covenants for the benefit of the holders of any series of debt securities, adding additional events of default for the benefit of the holders of any series of debt securities, adding guarantees, establishing the form or terms of debt securities or curing ambiguities or inconsistencies.

      We may make other modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, the consent of all of the holders of our debt securities that are affected by a modification or amendment is required:

      - to change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

      - to reduce the principal amount of, or any premium or interest on, any debt security;

      - to reduce the amount of principal of debt securities issued with original issue discount payable upon acceleration of the maturity thereof;

      - to change the currency of payment of principal of, or any premium or interest on, any debt security;

      - to impair the right to institute suit for the enforcement of any payment on or with respect to any debt security; or

      - to reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture.

      The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series, except a default in the payment of the principal of, or premium or interest if any on, any of the debt securities of that series or in respect of a covenant or provision of the indenture that cannot, under the terms of the indenture, be modified or amended without the consent of the holders of each outstanding debt security affected thereby.

DEFEASANCE

      Except as specified with respect to debt securities of a particular series, we may discharge our obligations in respect of the debt securities of any series (including, in the case of the senior debt securities, our obligations to abide by certain covenants) by depositing with the trustee, in trust, money or government obligations which, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay all the interest, principal and premium, if any, on the debt securities of that series on the dates those payments are due in accordance with the terms of the series. We must also, among other things, deliver to the applicable trustee an opinion of counsel to the effect that (1) the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for U.S. income tax purposes and (2) the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. Notwithstanding the foregoing, we may not be discharged from certain obligations to register the transfer or exchange of debt securities of a series, convert debt securities of a series, replace stolen, lost or mutilated debt securities of a series, maintain paying agencies or hold moneys for payment in trust.

CONVERSION RIGHTS

      The applicable prospectus supplement will describe the terms on which holders of our subordinated debt securities of a series may convert the securities into our common stock. Conversion may be mandatory, at the option of the holder, or at our option, as described in the applicable prospectus supplement.

SUBORDINATION PROVISIONS

      Our subordinated debt securities will be subordinated in right of payment, to the extent provided in the subordinated indenture or as described in an applicable prospectus supplement, to the prior payment in full of our senior indebtedness. If we distribute our assets to creditors upon liquidation, dissolution, reorganization, insolvency, bankruptcy or under similar circumstances, holders of our senior debt will be entitled to be paid in full before any payments will be made on our subordinated debt securities. In addition, unless otherwise provided in an applicable prospectus supplement, we will not make any payment of principal, premium or interest with respect to subordinated debt securities or on account of their purchase, redemption or other acquisition if any default in the payment of principal, premium or interest on any senior indebtedness occurs and continues beyond any applicable grace period.

      If the subordinated trustee or the holders of our subordinated debt securities receive a payment that should not have been paid because of the existence of any of the events described above, they will be required to turn over the funds to the holders of our senior debt. In addition, subject to the payment in full of all senior debt, holders of subordinated debt securities will be subrogated to the rights of the holders of that senior debt with respect to the right to receive payments or distributions of our cash, property or securities applicable to that senior debt until all amounts owing on the subordinated debt securities are paid in full.

      By reason of this subordination, in the event of a distribution of assets upon insolvency, certain of our creditors may recover more, ratably, than holders of the subordinated debt securities.

      The subordinated indenture will not place any limits on the amount of other indebtedness, including senior indebtedness that we may issue.

      "Senior indebtedness" with respect to any series of subordinated debt securities will have the meaning specified in the applicable prospectus supplement for that series. The prospectus supplement, or the information incorporated by reference therein, will also set forth the approximate amount of senior indebtedness outstanding as of a recent date.

ISSUANCE OF SUBORDINATED DEBT SECURITIES TO A TRUST

      If we issue debt securities to a trust in connection with the issuance of trust preferred securities by that trust, those debt securities subsequently may be distributed to the holders of the trust preferred and trust common securities either:

      -     upon the dissolution of the trust; or

      - upon the occurrence of events that we will describe in the applicable prospectus supplement.

NOTICES

      Notices will be mailed to holders of debt securities at their addresses as they appear in the security register.

GOVERNING LAW

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

CONCERNING THE TRUSTEE

      HSBC Bank USA has normal banking relationships with us and participates as a lender in our revolving credit facility. It also serves as trustee under other indentures with us pursuant to which unsecured senior debt securities are currently outstanding.

                          DESCRIPTION OF CAPITAL STOCK

      This section describes the general terms of our common stock, including associated rights to purchase shares of our junior participating preferred stock, our preferred stock and certain provisions of the Delaware General Corporation Law. For more detailed information, you should refer to our restated certificate of incorporation, by-laws and rights agreement as amended, copies of which have been filed with the SEC and incorporated by reference into this prospectus, and the relevant provisions of the Delaware General Corporation Law.

GENERAL

      Our authorized capital stock consists of:

      -     720,000,000 shares of common stock, par value $.01 per share; and

      - 40,000,000 shares of preferred stock, par value $1 per share, including 1.5 million shares that have been designated as junior participating preferred stock.

As of December 31, 2001, there were approximately 320.5 million shares of common stock and no shares of preferred stock outstanding.

COMMON STOCK

      Subject to the rights of any holders of shares of preferred stock and except as otherwise may be required by applicable law, holders of shares of common stock:

      - are entitled to receive dividends when and as declared by the board of directors from funds legally available for that purpose;

      - have the exclusive right to vote on all matters on which stockholders generally are entitled to vote, including the election of directors, and are entitled to one vote per share; and

      - are entitled, upon any liquidation, dissolution or winding up of Unisys, to a pro rata distribution of the assets and funds available for distribution to stockholders.

Holders of shares of common stock do not have preemptive rights to subscribe for additional shares of common stock or securities convertible into shares of common stock. The common stock is listed on the New York Stock Exchange under the symbol "UIS". EquiServe Limited Partnership and its subsidiary EquiServe Trust Company, N.A. are the transfer agent for our common stock and our rights agent.

      We have not declared or paid any cash dividends on our common stock since 1990 and do not anticipate declaring or paying dividends on the common stock in the foreseeable future. Certain of our debt instruments and credit facilities may restrict our ability to pay dividends.

      Any shares of common stock that we issue will be fully paid and nonassessable.

PREFERRED SHARE PURCHASE RIGHTS AND JUNIOR PARTICIPATING PREFERRED STOCK

      We have distributed to our stockholders one preferred share purchase right for each outstanding share of common stock pursuant to a Rights Agreement dated as of March 7, 1986, as amended. Each right entitles its holder, until the earlier of March 17, 2006 or the redemption of the rights, to buy one three-hundredth of a share of our junior participating preferred stock at an exercise price of $75. The rights are represented by the certificates for shares of common stock and will not be exercisable, or transferable apart from the shares of common stock, until the earlier of the tenth day after the announcement that a person or group has acquired beneficial ownership of 20% or more of the shares of common stock (a "20% holder") or the tenth day after a person commences, or announces an intention to commence, an offer that, if consummated, would result in a person beneficially owning 30% or more of the shares of common stock as of that date. The rights could then begin trading separately from the shares of common stock.

      If Unisys is acquired in a merger or other business combination transaction, each right will entitle its holder to purchase, at the exercise price of the right, common stock of the surviving company having a market value of two times the exercise price of the right. Alternatively, if a 20% holder were to acquire Unisys by means of a reverse merger in which Unisys and its stock survive, or were to engage in certain "self-dealing" transactions, each right not owned by the 20% holder would become exercisable for common stock having a market value of two times the exercise price of the right.

      The rights are redeemable at $.01 2/3 per right at any time prior to the time that a person or group becomes a 20% holder. The rights will expire on March 17, 2006, unless we extend the expiration date or redeem the rights earlier. At no time will the rights have any voting rights.

      The shares of junior participating preferred stock purchasable upon exercise of the rights will be nonredeemable. Each share of junior participating preferred stock will have a preferential quarterly dividend equal to the greater of (1) $15 per share or (2) 300 times the aggregate dividend declared per share of common stock. In the event of liquidation, the holders of the shares of junior participating preferred stock will receive a preferred liquidation payment of $100 per share, and will be entitled to receive an aggregate liquidation payment per share equal to 300 times the payment made per share of common stock. Each share of the junior participating preferred stock will have 300 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of the junior participating preferred stock will be entitled to receive 300 times the amount received per share of common stock. The junior participating preferred stock has customary antidilution provisions to protect the dividend, liquidation and voting rights described above.

      The purchase price payable, and the number of shares of junior participating preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of certain dividends on, reclassifications of, or distributions to the holders of, junior participating preferred stock. The percentage of a share of junior participating preferred stock for which a right is exercisable and the number of rights outstanding are also subject to adjustment in the event of dividends on the shares of common stock payable in shares of common stock or subdivisions, combinations or consolidations of the shares of common stock, occurring, in any case, before the rights become exercisable or transferable apart from the shares of common stock.

      One right is currently associated with each issued and outstanding share of common stock. We will issue one right with each share of common stock issued prior to March 17, 2006 unless, prior to the issuance, the rights are redeemed or become exercisable and transferable apart from the shares of common stock.

      The rights have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms that the board of directors determines are not in the best interests of our stockholders. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed at $.01 2/3 per right prior to the time that a person or group has acquired beneficial ownership of 20% or more of the shares of common stock.

PREFERRED STOCK

      Our certificate of incorporation authorizes our board of directors to provide for the issuance of shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of preferred stock we may offer, our board of directors has the authority, subject to applicable law, to fix the following terms:

      -     the designation of the series;

      -     the number of shares within the series;

      -     the ranking of that series;

      - whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

      - the dividend rate, any conditions upon which dividends are payable, and the dates of payment of dividends;

      - whether the shares are redeemable, the redemption price and the terms of redemption;

      - the amount payable to you for each share you own if Unisys is dissolved or liquidated;

      - whether the shares are convertible or exchangeable, the price or rate of exchange, and the applicable terms and conditions;

      - any restrictions on issuance of shares in the same series or any other series;

      -     your voting rights for the shares you own; and

      -     any other rights, preferences or limitations of that series.

      Holders of any preferred shares will have no preemptive rights with respect to these shares unless specified in the applicable prospectus supplement. In addition, your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Any shares of preferred stock that we issue will be fully paid and nonassessable.

      If we offer preferred stock, the applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the preferred stock. We will file a copy of the certificate of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each certificate of designations will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of designations as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

ANTI-TAKEOVER PROVISIONS

Delaware Law

      Unisys is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder. The provision does not apply if:

      - prior to such time, either the business combination or such transaction is approved by the board of directors of the corporation;

      - upon consummation of the transaction that results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock; or

         - on or after such time, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock.

Corporate Documents

      Our certificate of incorporation and by-laws also contain anti-takeover provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control unless the board approves it. These provisions may also make it more difficult to remove the current board of directors.

      - Classified Board -- The certificate of incorporation and by-laws provide that the board of directors shall have no fewer than 10 and no more than 20 members, with the exact number to be fixed by the board of directors. The board of directors is divided into three classes of directors, as nearly equal in number as possible. One class of directors is elected each year for a term of three years.

      - Removal of Directors; Vacancies -- Directors may be removed from office only for cause and only by the affirmative vote of at least 80% of the outstanding voting stock. Vacancies in the board of directors and newly created directorships are filled for the unexpired term only by the vote of a majority of the remaining directors in office.

      - Special Meetings of Stockholders -- Under the certificate of incorporation and by-laws, stockholders may not call a special meeting of stockholders. Only the board of directors, by resolution adopted by a majority of the entire board, may call a special meeting of stockholders.

      - Action by Written Consent -- The Delaware General Corporation Law provides that, unless specifically prohibited by the certificate of incorporation, any action required or permitted to be taken by stockholders of a corporation may be taken without a meeting if a written consent setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take the action at a meeting of stockholders. Our certificate of incorporation requires that stockholder action be taken at a meeting of stockholders and prohibits stockholder action by written consent.

      - Business Combinations -- The certificate of incorporation provides that mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by Unisys (individually, a "corporate transaction") must be approved by 80% or more of the voting stock when the action involves a person (a "20% stockholder") who beneficially owns more than 20% of the then outstanding shares of voting stock, unless minimum price, form of consideration and procedural requirements (the "fair price provisions") are satisfied or unless a majority of the directors not affiliated with the 20% stockholder approve the corporate transaction.

      The affirmative vote of 80% or more of the then outstanding shares of voting stock is required to amend, alter or repeal the provisions of the certificate of incorporation and by-laws discussed above.

      The purpose of the provisions of the certificate of incorporation and by-laws relating to (1) a classified board of directors; (2) the removal of directors and the filling of vacancies; (3) the prohibition of stockholder action by written consent and (4) supermajority voting requirements for the repeal of these provisions is to help assure the continuity and stability of our business strategies and policies and to discourage many types of transactions that involve an actual or threatened change of control of Unisys. They are designed to make it more difficult and time-consuming to change majority control of the board of directors and thus to reduce the vulnerability of Unisys to an unsolicited takeover proposal that does not contemplate the acquisition of at least 80% of the voting stock or to an unsolicited proposal for the restructuring or sale of all or part of the company.

      These charter and by-law provisions may make more difficult or discourage a proxy contest, or the assumption of control, by a holder of a substantial block of shares of common stock, or the removal of the incumbent board of directors, and could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the fair price provisions discussed above provide that corporate transactions involving Unisys and a 20% stockholder may not be consummated without the approval of a majority of unaffiliated directors (unless the transaction meets specified criteria or is approved by supermajority vote), these provisions could give incumbent management the power to prevent certain takeovers. The fair price provisions may also discourage attempts to effect a "two-step" acquisition in which a third party purchases a controlling interest in cash and acquires the balance of the voting stock for less desirable consideration. Under the classified board and related provisions, the third party would not immediately obtain the ability to control the board of directors through its first-step acquisition and, under the fair price provisions, having made the first-step acquisition, the third party could not acquire the balance of the voting stock for a lower price without a supermajority vote or the approval of a majority of the unaffiliated directors.

      These provisions of the certificate of incorporation and by-laws help ensure that the board of directors, if confronted with an unsolicited proposal from a third party that has acquired a block of shares of common stock, will have sufficient time to review the proposal and to consider appropriate alternatives for Unisys stockholders.

      These provisions are also intended to encourage persons seeking to acquire control of Unisys to initiate such an acquisition through arm's-length negotiations with the board of directors, who would then be in a position to negotiate a transaction that would treat all stockholders in substantially the same manner. The provisions may have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of Unisys, even though such an attempt might be beneficial to the company and its stockholders. In addition, since the provisions are designed to discourage accumulations of large blocks of shares of common stock by purchasers whose objective is to have those shares repurchased by the company at a premium, the provisions could tend to reduce the temporary fluctuations in the market price of common stock caused by these accumulations. Accordingly, Unisys stockholders could be deprived of the opportunity to sell their shares at a potentially higher market price.

      The preferred share purchase rights described above could also have the effect of delaying, deferring or preventing a takeover or change in control of Unisys.

                             DESCRIPTION OF WARRANTS

      We may issue warrants for the purchase of our debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrant agreement with the SEC in connection with any offering of warrants.

      We will describe the terms of any warrants we issue in a prospectus supplement. Those terms will include the following:

      -     the title of the warrants;

      -     the offering price for the warrants, if any;

      -     the aggregate number of the warrants;

      - the amount of securities that may be purchased upon exercise of a warrant and the exercise price;

      - the currency or currency units in which the offering price, if any, and the exercise price are payable;

      - a description of the securities purchasable upon exercise of the warrants;

      - if applicable, a description of the securities with which the warrants are issued and the number of warrants issued with each such security;

      - the dates on which the right to exercise the warrants will commence and expire;

      - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

      - if applicable, the date on and after which the warrants and the related securities will be separately transferable;

      -     information relating to book-entry procedures, if any;

      -     anti-dilution provisions, if any;

      -     redemption or call provisions, if any; and

      -     any other information we think is important.

      In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the warrants.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

      We may issue stock purchase contracts obligating holders to purchase from us and obligating us to sell to the holders, a specified number of shares of Unisys common stock or other securities at a future date or dates. The price per share and number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of units, which we refer to as stock purchase units. Stock purchase units would consist of (1) a stock purchase contract and (2) Unisys debt securities or preferred stock, trust preferred securities or debt obligations of third parties (including U.S. Treasury securities), which may be pledged to secure the holders' obligations to purchase the securities under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

      The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference may be made to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to the stock purchase contracts or stock purchase units. In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the stock purchase units or stock purchase contracts.

                    DESCRIPTION OF TRUST PREFERRED SECURITIES

GENERAL

      The declaration of each trust authorizes the regular trustees of the trust to issue one series of trust preferred securities, the terms of which will be described in the applicable prospectus supplement. The declaration will be qualified as an indenture under the Trust Indenture Act. The trust preferred securities will have the terms, including distributions, redemption, voting and liquidation rights and other preferred, deferred or other special rights or restrictions as are described in the declaration or made part of the declaration by the Trust Indenture Act. These terms will mirror the terms of the subordinated debt securities issued by Unisys to the trust and described in the applicable prospectus supplement. You should read the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

      -     the designation of the trust preferred securities;

      -     the number of trust preferred securities issued by the trust;

      - the annual distribution rate or method of determining that rate, the distribution payment dates, the record dates for distribution payments and any additional amounts that may be payable with respect to the trust preferred securities;

      - whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

      - any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities;

      - the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities of the trust upon voluntary or involuntary dissolution, winding-up or termination of the trust;

      - the obligation, if any, of the trust to purchase or redeem trust preferred securities issued by the trust and terms and conditions of such repurchase or redemption;

      - the voting rights, if any, of trust preferred securities issued by the trust in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, or of trust preferred securities issued by one or more trusts, or of both, as a condition to specified action or amendments to the declaration of that trust;

      - the terms and conditions, if any, upon which the subordinated debt securities may be distributed to holders of trust preferred securities;

      - any terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

      - if applicable, any securities exchange upon which the trust preferred securities will be listed; and

      - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities issued by the trust not inconsistent with the declaration of the trust or with applicable law.

      In the applicable prospectus supplement, we will also discuss any material U.S. federal income tax considerations applicable to the trust preferred securities.

      In connection with the issuance of trust preferred securities, each trust will issue one series of common securities. The declaration of each trust authorizes the regular trustees of that trust to issue one series of common securities that have the terms, including distributions, redemption, voting and liquidation rights or other restrictions, that are described in the declaration. The terms of the common securities issued by a trust will be substantially identical to the terms of the trust preferred securities issued by that trust and the common securities will rank equally, and payments will be made on them proportionately, with the trust preferred securities except that, upon an event of default under the declaration, the rights of the holders of the common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. Unisys will own, directly or indirectly, all of the common securities of each trust.

      Unisys will guarantee all trust preferred securities offered by this prospectus to the extent set forth under the section below entitled "Description of the Trust Preferred Securities Guarantees".

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

      If an event of default under the declaration of one of the trusts occurs, then the holders of trust preferred securities of that trust would rely on the enforcement by the institutional trustee of its rights as a holder of the applicable series of subordinated debt securities against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities of that trust may direct the time, method and place of conducting any proceeding for any remedy available to the institutional trustee or direct the exercise of any trust or power conferred on the institutional trustee under the applicable declaration, including the right to direct the institutional trustee to exercise the remedies available to it as a holder of the subordinated debt securities. If the institutional trustee does not enforce its rights under the applicable series of subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce the institutional trustee's rights under the applicable series of subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

      Notwithstanding the above, if an event of default under the applicable declaration occurs and that event is attributable to our failure to pay interest or principal on the applicable series of subordinated debt securities on the applicable due date (or in the case of redemption, on the redemption date), then a holder of trust preferred securities of that trust may directly institute a proceeding for enforcement of payment on the subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of that holder on or after the respective due date specified in the applicable series of subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of the holder of trust preferred securities under the applicable declaration to the extent of any payment we make to that holder in such a direct action.

              DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

      Set forth below is a summary of information concerning the trust preferred securities guarantees which we will execute and deliver for the benefit of the holders of trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. HSBC Bank USA, or another trustee chosen by us, will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act.

      Because the following is only a summary of the guarantee, it does not contain all of the information that you may find useful. For more information, you should read the form of guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

      Pursuant to each guarantee, we will irrevocably and unconditionally agree to pay in full, to the holders of the trust preferred securities issued by a trust, the guarantee payments (described below) (except to the extent paid by that trust), as and when due, regardless of any defense, right of set-off or counterclaim which that trust may have or assert. The following payments with respect to trust preferred securities issued by a trust to the extent not paid by that trust are called guarantee payments, and will be subject to the guarantee (without duplication):

      - any accrued and unpaid distributions that must be paid on the trust preferred securities, to the extent the trust has funds available;

      - the redemption price, including all accrued and unpaid distributions, to the extent the trust has funds available, with respect to any trust preferred securities called for redemption by that trust; and

      - upon a voluntary or involuntary dissolution, winding-up or termination of the trust (other than in connection with the distribution of subordinated debt securities to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

            - the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the trust has funds available, or

            - the amount of assets of the trust that remain available for distribution to holders of the trust preferred securities in liquidation of the trust.

      The redemption price and liquidation amount will be fixed at the time the trust preferred securities are issued. We may satisfy our obligation to make a guarantee payment by directly paying the holders of trust preferred securities or by causing the applicable trust to pay the holders.

      Each guarantee will not apply to any payment of distributions except to the extent the trust has funds available. If we do not make interest payments on the subordinated debt securities purchased by a trust, the trust will not be able to pay distributions on the trust preferred securities issued by it. The guarantee, when taken together with our obligations under the subordinated debt securities, the subordinated debt indenture and the declaration, including our obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the trust's securities), will provide a full and unconditional guarantee on a subordinated basis by us of payments due on the trust preferred securities.

      We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the common securities to the same extent as the guarantees, except that upon an event of default under the subordinated debt indenture, holders of trust preferred securities will have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF UNISYS

      In each guarantee, we will covenant that, so long as any trust preferred securities issued by the applicable trust remain outstanding, if there is an event of default under that guarantee or the declaration of that trust, then:

      - we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make liquidation payments with respect to, any of our capital stock, other than:

            - purchases or acquisitions of shares of our common stock in connection with the satisfaction by us of our obligations under any employee benefit plans or the satisfaction by us of our obligations pursuant to any contract or security requiring us to purchase shares of our common stock,

            - as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or

            - the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

            or make any guarantee payments with respect to the above; and

      - we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us which rank equally with or junior to such subordinated debt securities.

MODIFICATION OF THE TRUST PREFERRED SECURITIES GUARANTEES; ASSIGNMENT

      Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities (in which case no vote will be required), the prior approval of the holders of at least a majority in liquidation amount of the outstanding trust preferred securities issued by the applicable trust is required to amend each guarantee. The manner of obtaining the approval of holders of trust preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

TERMINATION OF THE GUARANTEE

      A guarantee will terminate upon:

      - full payment of the redemption price of all trust preferred securities of the applicable trust;

      - distribution of the subordinated debt securities held by the trust to the holders of the trust preferred securities; or

      -     full payment of the amounts payable upon liquidation of that trust.

Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the guarantee.

EVENTS OF DEFAULT

      An event of default under a guarantee will occur if we fail to perform any of our payment or other obligations under it.

      The holders of a majority in liquidation amount of the trust preferred securities relating to the guarantee may direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred on that trustee under those trust preferred securities. If that trustee fails to enforce the guarantee, any holder of trust preferred securities relating to that guarantee may institute a legal proceeding directly against us to enforce the guarantee trustee's rights under the guarantee, without first instituting a legal proceeding against the relevant trust, that trustee or any other person or entity.

      Notwithstanding the above, if we fail to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the guarantee for that payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

      The guarantee trustee, before the occurrence of a default with respect to a guarantee, performs only the duties specifically set forth in the guarantee and, after default, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to the above, the guarantee trustee is under no obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities that might be incurred.

STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEES

      The guarantees will constitute unsecured obligations of ours and will rank:

      - subordinate and junior in right of payment to all our other liabilities,

      - equally with the most senior preferred or preference stock now or later issued by us and with any guarantee now or later entered into by us in respect of any preferred or preference stock of any affiliate of ours, and

      -     senior to our common stock.

      The terms of the trust preferred securities will provide that each holder of trust preferred securities issued by an applicable trust agrees to the subordination provisions and other related terms of the guarantee.

      The guarantees will constitute a guarantee of payment and not of collection. That is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE TRUST PREFERRED SECURITIES GUARANTEE TRUSTEE

      HSBC Bank USA has normal banking relationships with us and participates as a lender in our revolving credit facility.

GOVERNING LAW

      The guarantees will be governed by and construed in accordance with the laws of New York State.

                           EFFECT OF OBLIGATIONS UNDER
               THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

      As set forth in the declaration of each trust, the sole purpose of each trust is to issue securities evidencing undivided beneficial interests in the assets of that trust, and to invest the proceeds from that issuance and sale in the subordinated debt securities.

      As long as payments of interest and other payments are made when due on the subordinated debt securities, those payments will be enough to cover distributions and payments due on a trust's securities because of the following factors:

      - the aggregate principal amount of subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust's securities;

      - the interest rate and the interest and other payment dates on the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

      - we will pay, and the applicable trust will not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the applicable trust (other than with respect to the trust securities); and

      - the declaration provides that the trustees will not take or cause or permit the applicable trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.

      We guarantee all payments of distributions, to the extent funds are available, and other payments due on the trust preferred securities, to the extent funds are available, as set forth under "Description of Trust Preferred Securities Guarantees" above. If we do not make interest payments on the subordinated debt securities purchased by the applicable trust, the trust will not have enough funds to pay distributions on the trust preferred securities.

      The guarantee does not apply to any payment of distributions unless and until the applicable trust has enough funds to pay any distributions. The guarantee covers the payment of distributions and other payments on the trust preferred securities only if and to the extent that we have made a payment of interest or principal on the subordinated debt securities held by the applicable trust as its sole asset.

      The guarantee, when taken together with our obligations under the subordinated debt securities and the subordinated debt indenture and our obligations under the declaration, including our obligations to pay costs, expenses, debts and liabilities of the applicable trust, other than with respect to the trust securities, provides a full and unconditional guarantee of amounts on the trust preferred securities.

      If we fail to make interest or other payments on the subordinated debt securities when due, taking account of any extension period, the declaration provides a mechanism whereby the holders of the trust preferred securities, using the procedures described in the accompanying prospectus supplement, may direct the institutional trustee to enforce its rights under the subordinated debt securities. If the institutional trustee fails to enforce its rights under the subordinated debt securities, a holder of trust preferred securities may institute a legal proceeding against us to enforce the institutional trustee's rights under the subordinated debt securities without first instituting any legal proceeding against the institutional trustee or any other person or entity.

      Notwithstanding the above, if an event of default under the declaration has occurred and is attributable to our failure to pay interest or principal on the subordinated debt securities on the applicable due date, or, in the case of redemption, on the redemption date, then a holder of trust preferred securities may institute a direct action for payment on or after the respective due date specified in the subordinated debt securities. In connection with such a direct action, we will be subrogated to the rights of that holder of trust preferred securities under the declaration to the extent of any payment made by us to that holder in the direct action.

      We acknowledge, under the guarantee, that the guarantee trustee will enforce the guarantee on behalf of the holders of the trust preferred securities. If we fail to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the trust preferred securities may direct the trustee to enforce its rights. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce that trustee's rights under the guarantee without first instituting a legal proceeding against the applicable trust, that trustee, or any other person or entity. We and each of the trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by Unisys of payments due on the trust preferred securities.

                              PLAN OF DISTRIBUTION

      We and, if applicable, one of the trusts, may sell the offered securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, including our affiliates and stockholders, (3) through agents or (4) through a combination of any of these methods. The prospectus supplement will include the following information:

      -     the terms of the offering;

      -     the names of any underwriters or agents;

      -     the name or names of any managing underwriter or underwriters;

      - the purchase price or initial public offering price of the securities;

      -     the net proceeds from the sale of the securities;

      -     any delayed delivery arrangements;

      - any underwriting discounts, commissions and other items constituting underwriters' compensation;

      - any discounts or concessions allowed or reallowed or paid to dealers; and

      -     any commissions paid to agents.

SALE THROUGH UNDERWRITERS OR DEALERS

      If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

      Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

      If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

DIRECT SALES AND SALES THROUGH AGENTS

      We and, if applicable, one of the trusts, may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

REMARKETING ARRANGEMENTS

      Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters of the offered securities under the Securities Act of 1933.

DELAYED DELIVERY CONTRACTS

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trusts at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

GENERAL INFORMATION

      We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, and to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. We or our affiliates may have commercial relationships with our agents, underwriters or dealers or their affiliates under which we provide services to them in the ordinary course of business or they provide services to us in the ordinary course of business.

                                  LEGAL MATTERS

      Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities (other than the trust preferred securities) will be passed upon for Unisys by Nancy Straus Sundheim, our Senior Vice President, General Counsel and Secretary, and for any agents or underwriters by Simpson Thacher & Bartlett, New York, New York. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Morris, Nichols, Arsht & Tunnel, special Delaware counsel to the trusts. As of the date of this prospectus, Ms. Sundheim owns 19,358 shares of Unisys common stock and holds options to purchase 301,500 additional shares of Unisys common stock.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included or incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's web site at www.sec.gov. You may also read and copy any document we file with the SEC at their Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 for more information. You may read and copy reports and other information we file at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to separate documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of the securities covered by the registration statement of which this prospectus is a part is completed.

      1.    Our Annual Report on Form 10-K for the year ended December 31, 2001.

      2. The description of our common stock contained in the registration statement of Burroughs Corporation on form 8-B dated May 22, 1984, as amended on Form 8 dated May 7, 1991.

      3. The description of the preferred share purchase rights contained in the registration statement of Burroughs Corporation on Form 8-A dated March 11, 1986, as amended on Forms 8 dated, respectively, April 16, 1986, July 8, 1987, and May 7, 1991, on Form 8-A/A dated February 26, 1996 and on Form 8-K dated December 7, 2000.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Unisys Corporation
                                   Unisys Way
                          Blue Bell, Pennsylvania 19424
                       Attention: Financial Communications
                                 (215) 986-5777

      We have not included any separate financial statements for the trusts. They were omitted because the trusts are wholly owned subsidiaries of Unisys Corporation, with no independent operations and we guarantee the obligations relating to the trust securities. Although the trusts would normally be required to file information with the SEC on an ongoing basis, we expect the SEC to exempt the trusts from this filing obligation for as long as we continue to file our information with the SEC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Unisys Corporation (the "Company") expects to incur the following expenses in connection with the issuance and distribution of the securities covered by this Registration Statement:

         SEC Registration Fee...................................................     $124,200
         Trustees' and Transfer Agents' Fees....................................       50,000
         Printing and Engraving Expenses........................................      100,000
         Rating Agency Fees.....................................................      250,000
         Accounting Fees and Expenses...........................................      100,000
         Blue Sky Fees and Expenses.............................................       20,000
         Legal Fees and Expenses................................................      300,000
         Miscellaneous Expenses.................................................       50,000
                                                                                     --------
           Total................................................................     $994,200

----------

All of the amounts are estimates except for the SEC registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides, among other things:

      - for permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

      - for permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

      - for mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by the two preceding bullet points; and

      - that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

      The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts, and if the suit is successful, the Company shall reimburse the indemnified party for the expense of bringing the suit. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      On April 28, 1988, at the Company's 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements with its directors, and such indemnification agreements have been executed with each of the directors of the Company. The indemnification agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

      The indemnification agreements require indemnification except to the extent (i) payment for any liability is made under an insurance policy provided by the Company, (ii) indemnification is provided by the Company under the Certificate of Incorporation or By-Laws, the DGCL or otherwise than pursuant to the indemnification agreement, (iii) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director's knowingly fraudulent, dishonest or willful misconduct, (iv) the liability arises out of the violation of certain provisions of the Securities Exchange Act of 1934 or
(v) indemnification has been determined not to be permitted by applicable law.

      The indemnification agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors' and officers' liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the indemnification agreements also provide for the establishment by the Company of a trust, for the benefit of each director, upon the written request by the director. The trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

      The indemnification agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

      The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 16. EXHIBITS.

      See the attached Exhibit Index.

ITEM 17. UNDERTAKINGS.

      The undersigned registrants hereby undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and incorporated herein by reference;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

      (6) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted against the registrants by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania, on April 3, 2002.

                                      UNISYS CORPORATION

                                      BY:      /s/ LAWRENCE A. WEINBACH
                                        ----------------------------------------
                                                   LAWRENCE A. WEINBACH
                                                  CHAIRMAN, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

                                POWER OF ATTORNEY

      Each person whose individual signature appears below hereby authorizes Lawrence A. Weinbach, Janet M. Brutschea Haugen, Nancy Straus Sundheim and Scott
A. Battersby, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration Statement, any registration statements on Form 462(b) and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 3, 2002.

                        Signature                                                       Title
                        ---------                                                       -----
                 /S/ LAWRENCE A. WEINBACH                              Chairman, President and Chief Executive
-----------------------------------------------------------          Officer (principal executive officer) and
                   LAWRENCE A. WEINBACH                                                Director

              /S/ JANET M. BRUTSCHEA HAUGEN                       Senior Vice President and Chief Financial Officer
-----------------------------------------------------------                 (principal financial officer)
                JANET M. BRUTSCHEA HAUGEN

                  /S/ CAROL S. SABOCHICK                               Vice President and Controller (principal
-----------------------------------------------------------                         accounting officer)
                    CAROL S. SABOCHICK

                     /S/ J.P. BOLDUC                                                   Director
-----------------------------------------------------------
                       J.P. BOLDUC

                 /S/ JAMES J. DUDERSTADT                                               Director
-----------------------------------------------------------
                   JAMES J. DUDERSTADT

                   /S/ HENRY C. DUQUES                                                 Director
-----------------------------------------------------------
                     HENRY C. DUQUES

                  /S/ DENISE K. FLETCHER                                               Director
-----------------------------------------------------------
                    DENISE K. FLETCHER

                    /S/ GAIL D. FOSLER                                                 Director
-----------------------------------------------------------
                      GAIL D. FOSLER

                   /S/ MELVIN R. GOODES                                                Director
-----------------------------------------------------------
                     MELVIN R. GOODES

                   /S/ EDWIN A. HUSTON                                                 Director
-----------------------------------------------------------
                     EDWIN A. HUSTON

                   /S/ KENNETH A. MACKE                                                Director
-----------------------------------------------------------
                     KENNETH A. MACKE

                  /S/ THEODORE E. MARTIN                                               Director
-----------------------------------------------------------
                    THEODORE E. MARTIN

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, Unisys Capital Trust I and Unisys Capital Trust II certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-3 and have caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on March 27, 2002.

                                           UNISYS CAPITAL TRUST I

                                           By:  /s/ Robert S. Manturuk
                                                --------------------------------
                                               Robert S. Manturuk, Trustee

                                           By:  /s/ Nancy L. Miller
                                                --------------------------------
                                               Nancy L. Miller, Trustee

                                           By:  /s/ Peter S. Noll
                                                --------------------------------
                                               Peter S. Noll, Trustee

                                           UNISYS CAPITAL TRUST II

                                           By:  /s/ Robert S. Manturuk
                                                --------------------------------
                                               Robert S. Manturuk, Trustee

                                           By:  /s/ Nancy L. Miller
                                                --------------------------------
                                               Nancy L. Miller, Trustee

                                           By:  /s/ Peter S. Noll
                                                --------------------------------
                                               Peter S. Noll, Trustee

                                  EXHIBIT INDEX

Exhibit
Number                          Document Description
------                          --------------------
1.1*     Form of Underwriting Agreement Basic Provisions (with forms of Terms
         Agreement for Debt Securities, Common Stock and Preferred Stock
         attached)

1.2**    Form of Underwriting Agreement (Preferred Securities of the Trusts)

1.3**    Form of Underwriting Agreement (Warrants)

1.4**    Form of Underwriting Agreement (Stock Purchase Contracts)

1.5**    Form of Underwriting Agreement (Stock Purchase Units)

1.6**    Form of Agency Agreement

4.1*     Form of Senior Indenture

4.2*     Form of Subordinated Indenture

4.3      Restated Certificate of Incorporation of Unisys Corporation
         (incorporated by reference to Exhibit 3.1 to Unisys Corporation's
         Quarterly Report on Form 10-Q for the quarterly period ended September
         30, 1999)

4.4 By-Laws of Unisys Corporation (incorporated by reference to Exhibit 3.3 to Unisys Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001)

4.5 Form of Rights Agreement dated as of March 7, 1986, which includes as Exhibit A, the Certificate of Designations for the Junior Participating
         Preferred Stock, and as Exhibit B, the Form of Rights Certificate
         (incorporated by reference to Exhibit 1 to Unisys Corporation's
         Registration Statement on Form 8-A, dated March 11, 1986)

4.6      Amendment No. 1 to Rights Agreement dated as of February 22, 1996
         (incorporated by reference to Exhibit 4 to Unisys Corporation's Current
         Report on Form 8-K dated February 22, 1996)

4.7      Amendment No. 2 to Rights Agreement dated as of December 7, 2000
         (incorporated by reference to Exhibit 4 to Unisys Corporation's Current
         Report on Form 8-K dated December 7, 2000)

4.8** Form of Certificate of Designations with respect to preferred stock of Unisys Corporation

4.9**    Form of Warrant Agreement

4.10**   Form of Stock Purchase Contract

4.11**   Form of Stock Purchase Unit

4.12**   Form of Pledge Agreement with respect to Stock Purchase Contracts and
         Stock Purchase Units

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*  Filed herewith.
** To be filed either by amendment or as an exhibit to a report filed under the Securities Exchange Act of 1934 and incorporated herein by reference.

4.13*    Certificate of Trust of Unisys Capital Trust I

4.14*    Certificate of Trust of Unisys Capital Trust II

4.15*    Declaration of Trust of Unisys Capital Trust I

4.16*    Declaration of Trust of Unisys Capital Trust II

4.17*    Form of Amended and Restated Declaration of Trust for Unisys Capital
         Trust I and Unisys Capital Trust II

4.18     Form of Trust Preferred Security (included in Exhibit 4.17)

4.19*    Form of Guarantee with respect to Trust Preferred Securities

5.1*     Opinion of Nancy Straus Sundheim, Senior Vice President, General
         Counsel and Secretary of Unisys Corporation, as to the validity of the debt securities, common stock, preferred stock, warrants, stock purchase contracts, stock purchase units and guarantees

5.2* Opinion of Morris, Nichols, Arsht & Tunnell as to the validity of the preferred securities of each of Unisys Capital Trust I and Unisys
         Capital Trust II

12.1*    Statement of Computation of Ratio of Earnings to Fixed Charges

12.2* Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

23.1*    Consent of Ernst & Young LLP (independent auditors)

23.2     Consent of Nancy Straus Sundheim (included in Exhibit 5.1)

23.3     Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5.2)

24       Power of Attorney (included on pages II-5 and II-6 of this Registration
         Statement)

25.1*    Statement of Eligibility on Form T-1 of HSBC Bank USA, as Trustee under
         Senior Indenture

25.2*    Statement of Eligibility on Form T-1 of HSBC Bank USA, as Trustee under
         Subordinated Indenture

25.3*    Statement of Eligibility on Form T-1 of HSBC Bank USA, as Property
         Trustee under Amended and Restated Declaration of Trust of Unisys
         Capital Trust I

25.4*    Statement of Eligibility on Form T-1 of HSBC Bank USA, as Property
         Trustee under Amended and Restated Declaration of Trust of Unisys
         Capital Trust II

25.5*    Statement of Eligibility on Form T-1 of HSBC Bank USA, as Guarantee
         Trustee under Guarantee with respect to Unisys Capital Trust I

25.6*    Statement of Eligibility on Form T-1 of HSBC Bank USA, as Guarantee
         Trustee under Guarantee with respect to Unisys Capital Trust II

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*  Filed herewith.